Exhibit 5.1

                                        September 16, 2003


Global Diversified Acquisition Corp.
2025 E. First Avenue, Suite 5
Scottsdale, Arizona 85281

         RE: Global Diversified Acquisition Corp. Registration Statement on Form S-8
                  -----------------------------------------------------------

Ladies and Gentlemen:

         We are general counsel to Global Diversified Acquisition Corp., a Nevada corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to 5,010,000 shares of the Company's Common Stock, $.001 par value (the "Shares").

         The Shares are issuable upon exercise of options granted or to be granted pursuant to the Company's 2001 Employee Stock Compensation Plan (the "2001 Plan").

         In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         1. The Certificate of Incorporation, as amended, of the Company as in effect on the date hereof;

         2.       The Bylaws of the Company as in effect on the date hereof;

         3. The corporate minute books or other records of the Company relating to the proceedings of stockholders and directors of the Company;

         4.       The 2001 Plan; and

         5.       The Registration Statement.

         For purposes of this opinion, we have assumed without any investigation: (1) the legal capacity of each natural person; (2) the genuineness of each signature; (3) the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy; and (4) the completeness, accuracy and proper indexing of all governmental records.

         We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. Nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

          Our opinions contained herein are limited to the laws of the State of New York and the federal law of the United States of America. Our opinions are rendered, with your concurrences, as if only the internal laws of the State of New York were applicable thereto, notwithstanding that the Company is a Nevada corporation.

         Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

         Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued in accordance with the terms of the 2001 Plan, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.

                                        Very truly yours,


                                        BROWN RUDNICK BERLACK ISRAELS LLP

                                        /s/ Brown Rudnick Berlack Israels LLP
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